EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


         The Board of Directors and Stockholders
         Fritz Companies, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-78472), (No. 33-57238), (No. 33-93070), (No. 333-15921) and (No. 333-07639)
on Forms S-8 and (No. 33-70674) on Form S-4 of Fritz Companies, Inc. of our report dated June 28, 1999 relating to the consolidated balance sheets of Fritz Companies, Inc. and subsidiaries as of May 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended May 31, 1999, and the related schedule, which report appears in the May 31, 1999 annual report on Form 10-K of Fritz Companies, Inc.







                                                                 KPMG LLP
         San Francisco, California
         July 22, 1999



                                        F-124

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